As filed with the Securities and Exchange Commission on June 29, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Therapeutics Corporation

(Exact Name of Registrant as Specified in the Charter)

Delaware	52-1984749
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1040 Spring Street Silver Spring, MD	20910
(Address of principal executive offices)	(Zip Code)

UNITED THERAPEUTICS CORPORATION
2015 STOCK INCENTIVE PLAN

(Full title of the plan)

Martine A. Rothblatt, Chairman and Co-Chief Executive Officer

United Therapeutics Corporation

1040 Spring Street

Silver Spring, MD 20910
(301) 608-9292
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Stephen I. Glover, Esq.	John S. Hess, Jr., Esq.
Gibson, Dunn & Crutcher LLP	Vice President and Associate General Counsel
1050 Connecticut Avenue, N.W.	United Therapeutics Corporation
Washington, D.C. 20036	55 T.W. Alexander Drive
(202) 955-8500	Research Triangle Park, NC 27516
(919) 485-8350

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	6,150,000 shares	$177.61	$1,092,301,500	$126,926

(1)         This Registration Statement relates to the equity awards that may be issued under the United Therapeutics Corporation 2015 Stock Incentive Plan (the “Plan”).

(2)         Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), of United Therapeutics Corporation that may be issued under the Plan as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(3)         Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market for June 25, 2015.

INTRODUCTION

This Registration Statement on Form S-8 is filed by United Therapeutics Corporation, a Delaware corporation (the “Company” or the “Registrant”), relating to 6,150,000 shares of Common Stock, issuable to eligible individuals under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                                         Plan Information*

Item 2.                                                         Registrant Information and Employee Plan Annual Information*

*                                         Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference

The following documents, which have heretofore been filed by the Company with the Securities Exchange Commission (the “Commission”) pursuant to the Securities Act, and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(1)                                 The Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which the Company filed with the Commission on February 24, 2015;

(2)                                 The Quarterly Report on Form 10-Q for the period ended March 31, 2015, which the Company filed with the Commission on April 28, 2015;

(3)                                 Current Reports on Form 8-K filed on April 30, 2015 (as to information filed under Item 5.03 of Form 8-K) and June 29, 2015;

(4)                                 The description of the Common Stock contained in the Registration Statement on Form 8-A/A filed with the Commission on May 2, 2011, together with any amendments or reports filed for the purposes of updating such description; and

(5)                                 The description of the Company’s preferred stock purchase rights (which trade with the Common Stock) contained in the First Amended and Restated Rights Agreement filed with the Commission on Current Report Form 8-K on July 3, 2008, together with any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or to be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement.  Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                         Description of Securities

Not Applicable.

Item 5.                                                         Interests of Named Experts and Counsel

Not Applicable.

Item 6.                                                         Indemnification of Directors and Officers

As permitted by Delaware law, the Company’s certificate of incorporation provides that no director will be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (a) any breach of duty of loyalty to the Company or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) willful or negligent violations of certain provisions of the Delaware General Corporation Law (the “DGCL”) imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (d) for any transaction from which the director derived an improper personal benefit.

The Company’s certificate of incorporation and bylaws provide that the Company must indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by Delaware law. Pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company believes that indemnification under its certificate of incorporation and bylaws covers negligence and gross negligence on the part of indemnified parties. The Company also has the power to purchase and maintain insurance for such directors and officers, and currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Company to indemnify such directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by the Company or in its right, arising out of such person’s services as a director or officer of the Company, any of its subsidiaries or any other company or enterprise to which the person provides services at the Company’s request to the fullest extent permitted by law.

The foregoing discussion of the Company’s certificate of incorporation and bylaws and Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

Item 7.                                                         Interests of Named Experts and Counsel

Not Applicable.

Item 8.                                                         Exhibits

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1/A filed on June 11, 1999)

4.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 28, 2010)

4.3	Fourth Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 29, 2015)

5.1	Opinion of counsel*

10.1	United Therapeutics Corporation 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 29, 2015)

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of counsel (included in Exhibit 5.1)*

24	Power of Attorney (included on signature page)*

* Filed herewith

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Research Triangle Park, North Carolina, on this 29th day of June, 2015.

UNITED THERAPEUTICS CORPORATION

By:	/s/ Martine A. Rothblatt
Martine A. Rothblatt, Ph.D.
Chairman of the Board and Co-Chief Executive Officer

By:	/s/ Roger A. Jeffs
Roger A. Jeffs, Ph.D.
President and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martine A. Rothblatt, Ph.D., James Edgemond, Roger Jeffs, Ph.D. and Paul A. Mahon, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent, to act for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement the Company may hereafter file with the Commission pursuant to Rule 462(b) under the Securities Act to register additional Awards, and to file this Registration Statement and any subsequent registration statement and all amendments thereto, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do, and hereby ratifies and confirms all his said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Martine A. Rothblatt	Chairman and Co-Chief Executive Officer	June 26, 2015
Martine A. Rothblatt	(Co-Principal Executive Officer)

Name	Title	Date

/s/ James Edgemond	Chief Financial Officer and Treasurer	June 26, 2015
James Edgemond	(Principal Financial Officer and Principal Accounting Officer)

/s/ Roger A. Jeffs	President, Co-Chief Executive Officer and	June 26, 2015
Roger A. Jeffs	Director (Co-Principal Executive Officer)

/s/ Christopher Causey	Director	June 26, 2015
Christopher Causey

/s/ Raymond Dwek	Director	June 26, 2015
Raymond Dwek

/s/ Richard Giltner	Director	June 26, 2015
Richard Giltner

/s/ Katherine Klein	Director	June 26, 2015
Katherine Klein

/s/ Ray Kurzweil	Director	June 26, 2015
Ray Kurzweil

/s/ Judy Olian	Director	June 26, 2015
Judy Olian

/s/ Christopher Patusky	Director	June 26, 2015
Christopher Patusky

/s/ Louis Sullivan	Director	June 26, 2015
Louis Sullivan

	Director	June , 2015
Tommy Thompson

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1/A filed on June 11, 1999)

4.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 28, 2010)

4.3	Fourth Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 29, 2016)

5.1	Opinion of counsel*

10.1	United Therapeutics Corporation 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 29, 2015)

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of counsel (included in Exhibit 5.1)*

24	Power of Attorney (included on signature page)*

* Filed herewith